Exhibit 3.2

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

UNIPRO FINANCIAL SERVICES, INC.

DESIGNATING

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE

FLORIDA BUSINESS CORPORATION ACT

Unipro Financial Services. Inc., a corporation organized and existing under Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST:	These Articles of Amendment were adopted by the Board of Directors on October 18, 2006 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND:	That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on October 18, 2006 designating 2,000,000 shares of the Company’s authorized preferred stock as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, having a par value of $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF

SERIES A CONVERTIBLE PREFERRED STOCK

Two million (2,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Series A Convertible Preferred Stock may be issued in fractional shares.

2. Dividends. Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. Liquidation, Dissolution, or Winding Up.

(a) Payments to Holders of Series A Convertible Preferred Stock. Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

4. Voting.

(a) The shares of Series A Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate.

5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be 32.5 shares of Common Stock (as adjusted pursuant to this Section 5) for each share of Series A Convertible Preferred Stock.

(b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

6. Conversion.

(a) Shares of Series A Convertible Preferred Stock shall not be convertible at any time that there are not a sufficient number of authorized shares of Common Stock not reserved for other purposes so that all outstanding shares of Series A Convertible Preferred Stock can be converted. All shares of Series A Convertible Preferred Stock are subject to mandatory conversion as set forth below and are not otherwise convertible. Upon the effective date of an amendment to the Articles of Incorporation amending Article 4 increasing the total number of authorized shares is 70,000,000 and increasing the number of authorized shares of Common Stock is 65,000,000 (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock, at the Conversion Rate, (ii) such shares may not be reissued by the Corporation as shares of such series and (iii) all outstanding options and warrants to acquire Series A Convertible Preferred

Stock shall be automatically converted into options and warrants to acquire shares of Common Stock, at the then effective Conversion Rate and the price per Share of Common Stock will be equal to the fraction in which the numerator is 1 and the denominator is Conversion Rate.

(b) All holders of record of shares of Series A Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, to each record holder of Series A Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his, her, or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Series A Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(d) No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, fractional share shall be rounded up to a whole share.

7. Waiver. Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.

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RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 18th day of October, 2006.

/s/ John Vogel
Name:	John Vogel
Title:	Chief Executive Officer

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